DATED November 27, 2017
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-217029
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES I, FLOATING RATE NOTES DUE 2019

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series I, Floating Rate Notes Due 2019
Format:	SEC Registered-Registration Statement Number 333-217029
Trade Date:	November 27, 2017
Settlement Date (Original Issue Date):	November 29, 2017
Maturity Date:	November 29, 2019
Principal Amount:	$300,000,000
Price to Public (Issue Price):	100.000%
Dealer’s Commission:	0.150% (15.0 basis points)
All-in-price:	99.850%
Net Proceeds to Issuer:	$299,550,000
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+13 basis points (0.130%)
Index Maturity:	Three Months
Interest Rate Calculation:	3 Month USD LIBOR determined on Interest Determination Date plus the Spread
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to the Original Issue Date plus the Spread
Interest Reset Periods and Dates:	Quarterly on March 1, May 29, August 29 and November 29 of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on March 1, May 29, August 29 and November 29 of each year, commencing March 1, 2018 and ending on the Maturity Date
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Citigroup Global Markets Inc. (23.33%)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (23.34%)
MUFG Securities Americas Inc. (23.33%)
Co-Managers:	ANZ Securities, Inc. (2.00%)
BNP Paribas Securities Corp. (2.00%)
BNY Mellon Capital Markets, LLC (2.00%)
Commerz Markets LLC (2.00%)
HSBC Securities (USA) Inc. (2.00%)
Itau BBA USA Securities, Inc. (2.00%)
KBC Securities USA LLC (2.00%)
Loop Capital Markets LLC (2.00%)
Mizuho Securities USA LLC (2.00%)

RBC Capital Markets, LLC (2.00%)
Scotia Capital (USA) Inc. (2.00%)
Standard Chartered Bank (2.00%)
TD Securities (USA) LLC (2.00%)
U.S. Bancorp Investments, Inc. (2.00%)
Wells Fargo Securities, LLC (2.00%)
Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.
Billing and Delivery Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14913Q2D0
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at (800) 831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-132 or MUFG Securities Americas Inc. toll free at (877) 649-6848.

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